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Exhibit 99.1

                             (COMPANY LOGO OMITTED)

                           First Financial Corporation


FOR IMMEDIATE RELEASE                         For more information contact:
October 21, 2003                              Michael A. Carty at (812) 238-6264


            FIRST FINANCIAL CORPORATION HAVING STRONG FINANCIAL YEAR


TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ: THFF) today announced third quarter results which reflect year-to-date net income of $19.6 million, or $1.45 per share, exceeding comparable 2002 net income of $19.5 million, or $1.42 per share.

Management is pleased with these results given the current interest rate environment and the effect it is having on the net interest income of banks in general. Net interest income of the Corporation declined $2.7 million or 4.6% from the third quarter of 2002. However, to mitigate the effects of low interest rates, the Corporation has focused on another aspect of its income statement, non-interest income, which increased $3.0 million or 15.1% during the same time frame. The increasing influence of non-interest income has offset the effect that declining net interest income would have otherwise had on net income.

Major contributors to the $3.0 million increase in non-interest income include income from capitalized mortgage servicing rights, origination fees, net cash gains on sales of low fixed-rate mortgage loans in the secondary market, loan and deposit fees, insurance commissions and trust fees.

Comparing the third quarter of 2003 to the same period in 2002, average assets are down $24.5 million, or 1.11%. Average loans account for $18.5 million of this decrease due to continued refinancing and sales of fixed-rate mortgages. Average cash and short-term investments, down $10.4 million, average deposits, up $3.3 million, and earnings were used to reduce average bank borrowings by $38.4 million. Average shareholders' equity increased $11.3 million, or 4.8%. Strong financial performance increased book value per share 6.7% to $18.66 at September 30, 2003 from $17.50 at September 30, 2002, after the effect of the two-for-one stock split.

First Financial Corporation is the holding company for nine affiliate banks operating in west-central Indiana and east-central Illinois.



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                           FIRST FINANCIAL CORPORATION

          FOR THE QUARTER AND THE NINE MONTHS ENDING SEPTEMBER 30, 2003

               (Dollar amounts in thousands except per share data)

                                       09/30/03        09/30/02            CHANGE     % CHANGE
YEAR TO DATE INFORMATION:

Net Income                              $19,650          $19,451             $199        1.02%
Earnings Per Average Share                $1.45            $1.42            $0.03        2.11%
Return on Assets                           1.20%            1.17%            0.03%       2.56%
Return on Equity                          10.50%           10.89%           -0.39%      -3.58%
Net Interest Margin                        4.00%            4.09%           -0.09%      -2.20%
Net Interest Income                     $56,138          $58,839          ($2,701)      -4.59%
Non-Interest Income                     $22,899          $19,897           $3,002       15.09%
Non-Interest Expense                    $46,376          $46,601            ($225)      -0.48%
Loss Provision                           $6,848           $6,621             $227        3.43%
Net Charge Offs                          $5,359           $5,775            ($416)      -7.20%
Efficiency Ratio                          55.33%           55.76%           -0.43%      -0.77%


QUARTER TO DATE INFORMATION:

Net Income                               $6,443           $6,171             $272        4.41%
Earnings Per Average Share                $0.47            $0.45            $0.02        4.44%
Return on Assets                           1.18%            1.12%            0.06%       5.36%
Return on Equity                          10.28%           10.50%           -0.22%      -2.10%
Net Interest Margin                        3.96%            4.11%           -0.15%      -3.65%
Net Interest Income                     $18,531          $19,293            ($762)      -3.95%
Non-Interest Income                      $7,310           $7,439            ($129)      -1.73%
Non Interest Expense                    $15,578          $16,436            ($858)      -5.22%
Loss Provision                           $2,318           $2,273              $45        1.98%
Net Charge Offs                          $1,283           $1,610            ($327)     -20.31%
Efficiency Ratio                          56.78%           57.74%           -0.96%      -1.67%


BALANCE SHEET:

Assets                               $2,193,686       $2,160,140          $33,546        1.55%
Deposits                             $1,450,167       $1,439,463          $10,704        0.74%
Loans                                $1,437,078       $1,426,963          $10,115        0.71%
Shareholders' Equity                   $253,933         $238,768          $15,165        6.35%
Book Value Per Share                     $18.66           $17.50            $1.16        6.65%
Average Assets                        2,183,120        2,207,649         ($24,529)      -1.11%